EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made as of April 30th, 2021 by and between Werewolf Therapeutics, Inc. (the “Company”), and Chulani Karunatilake (the “Executive”) (together, the “Parties”).
RECITALS
WHEREAS, the Company desires to employ the Executive as its Chief Technology Officer; and
WHEREAS, the Executive has agreed to accept employment with the Company on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:
1.Term of Employment. This Agreement and the Executive’s employment hereunder shall take effect on June 29, 2021 (the “Effective Date”) and shall continue until terminated in accordance with Section 7 below (such period, the “Term of Employment”). During the Term of Employment, the Executive shall be an at-will employee of the Company and the Executive’s employment shall be freely terminable by either the Executive or the Company, for any reason, at any time, with or without Cause (as defined below) or notice, subject to the provisions set forth in Section 8 below.
2.Position; Travel. During the Term of Employment, the Executive shall serve as the Chief Technology Officer. Although the Company recognizes that the Executive will continue to live in California, the Executive will be required to regularly travel to Massachusetts to work in the Company’s Cambridge office as deemed necessary by the CEO, as well as engage in other business travel, as required by the Executive’s duties and responsibilities.
3.Scope of Employment.
(a)During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Chief Technology Officer, in addition to such other duties as may from time to time be assigned to the Executive by the Company. The Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability, the Executive’s duties and responsibilities hereunder.

(b)The Executive agrees to devote the Executive’s full business time, best efforts, skill, knowledge, attention and energies to the advancement of the business and interests of the Company and to the performance of the Executive’s duties and responsibilities as an employee of the Company; provided that the Executive may (i) engage in charitable, educational, religious, civic and similar types of activities and (ii) serve on the board of directors of for-profit business enterprises, provided that in each case such service is approved by the Company’s Board of Directors (the “Board”) prior to commencement thereof in the Board’s sole discretion and only to the extent that such activities are not competitive with the business of the Company, do not create a potential business or fiduciary conflict, do not interfere with any of the Executive’s obligations to the

Company, including pursuant to the Restrictive Covenants Agreement (as defined below), and do not individually or in the aggregate inhibit, interfere with, or prohibit the timely performance of the Executive’s duties hereunder. The Executive agrees to abide by the rules, regulations, instructions, personnel practices, and policies of the Company, as well as any applicable codes of ethics or business conduct, and any changes therein that may be adopted from time to time by the Company.

(c)The Executive represents and warrants to the Company that the Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with the Executive’s obligations under this Agreement. In connection with the Executive’s employment hereunder, the Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which the Executive or any other person or entity has any right, title or interest, and Executive’s employment with the Company will not infringe or violate the rights of any other person or entity. The Executive represents and warrants to the Company that the Executive has returned all property and confidential information belonging to any prior employer.
4.Compensation. As full compensation for all services rendered by the Executive to the Company during the Term of Employment, the Company will provide to the Executive the following:
(a) Base Salary. Effective as of the Effective Date, the Executive shall receive a base salary at the annualized rate of $390,000.00 (the “Base Salary”). The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed from time to time by the Board (or a committee thereof) in accordance with normal business practice and is subject to change in the discretion of the Board (or a committee thereof).
(b) Annual Discretionary Bonus. Following the end of each fiscal year, the Executive will be eligible to receive an annual performance bonus of up to 40% of the Executive’s Base Salary (the “Target Bonus”), based upon the Board’s (or a committee thereof) assessment, in its sole discretion, of the Executive’s performance and the Company’s performance during the applicable fiscal year. No annual bonus or minimum amount thereof is guaranteed, and the Executive must be an employee in good standing on the date that annual bonuses are paid out in order to be eligible for and to earn any annual bonus, as it also serves as an incentive to remain employed by the Company.
(c) Signing Bonus. The Executive shall receive a one-time sum of $39,000 (the “Signing Bonus”), which will be paid to you in the first regular payroll following your commencement of employment with the Company. If the Executive resigns without Good Reason or is terminated for Cause (each as defined herein) prior to the first anniversary of the Effective Date, he will be required to repay the Company, within 30 days of such termination or resignation, the entire amount of the Signing Bonus. To facilitate such repayment, the Executive hereby agrees that the Company may deduct from any amounts otherwise payable to the Executive up to the entire amount of the Signing Bonus, subject to applicable law. By signing this Agreement, the Executive agrees to the repayment of the Signing Bonus as provided herein and further agrees to execute any documents requested by the Company at any at any time authorizing the deduction of such amount form any amounts due to the Executive from the Company. If the Company does not take such deduction or any such deduction does not fully satisfy the amount of the repayment due, the Executive agrees to pay the remaining unpaid balance to the Company as set forth above.
(d) Equity Award. Subject to the approval of the Board (or a committee thereof), the Company shall grant the Executive an incentive stock option to purchase 272,000 shares of the Company’s common stock, which option shall have an exercise price equal to the fair market value of the common stock on the date of the grant (the “Option”). This Option will be subject to the terms and conditions of the Company’s 2021 Stock Incentive Plan and the stock option agreement that the Executive must execute in connection therewith, which stock option agreement will specify vesting over four (4) years (commencing on Executive’s employment start date) with a one (1) year cliff, and on a monthly basis thereafter. The Executive will be eligible to receive such future equity awards, if any, as the Board deems appropriate.
(e) Vacation. The Executive shall be eligible for paid vacation days in accordance with the Company’s vacation policy.
(f) Benefits. The Executive may participate in any and all benefit programs that the Company establishes and makes available to its employees or executives from time to time, provided the Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).
(g) Withholdings. All compensation payable to the Executive, including the Signing Bonus, shall be subject to applicable taxes and withholdings.
5.Expenses. The Executive will be reimbursed for the Executive’s actual, necessary and reasonable business expenses pursuant to Company policy, subject to the provisions of Section 3 of Exhibit A attached hereto.
6.Restrictive Covenants Agreement. As a condition of the Executive’s employment, the Executive agrees to execute the Company’s form Proprietary Rights, Non-Disclosure and Developments Agreement (the “Restrictive Covenants Agreement”). The Executive acknowledges that if the Executive relocates to Massachusetts, the Executive will be required to enter into the Company’s Massachusetts form of Non-Competition and Non-Solicitation Agreement following the Relocation Date.
7.Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:
(a) Upon the death or “Disability” of the Executive. As used in this Agreement, the term “Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of the Executive’s position for a period of more than any three (3) consecutive months or for periods aggregating more than twenty (20) weeks. The Company shall determine in good faith and in its sole discretion whether the Executive is unable to perform the services provided for herein.

(b) At the election of the Company, with or without Cause, immediately upon written notice by the Company to the Executive. As used in this Agreement, “Cause” shall mean any of (a) the Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company’s Board of Directors that the Executive has (i) engaged in dishonesty, willful misconduct or gross negligence that has a material adverse effect on the Company, (ii) committed an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, (iii) materially breached the terms of any restrictive covenants or confidentiality agreement with the Company, including the Restrictive Covenants Agreement (and not cured same within any cure period applicable to such covenants or confidentiality agreement); or (iv) failed or refused to comply in any material respect with the Company’s material policies or procedures and in a manner that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, provided that in the case of (iv) that the Executive was given written notice of such violation or failure by the Board and a period of 30 days to cure (provided that the Board reasonably determines that such violation or failure is curable).
(c) At the election of the Executive, with or without “Good Reason”, immediately upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason). As used in this Agreement, “Good Reason” shall mean the occurrence (without the Executive’s consent) of any of the following events:
(i)    a material diminution in the Executive’s base compensation;
(ii)    a material diminution in the Executive’s authority, duties, or responsibilities;
(iii)    a material change in the geographic location at which the Executive must perform services for the Company; or
(iv)    any other action or inaction that constitutes a material breach by the Company of this Agreement;
provided, however, that no such event shall constitute Good Reason unless (i) the Executive has given written notice to the Company of the Executive’s intention to terminate the Executive’s employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (ii) the Executive has provided the Company with at least 30 days in which to cure the circumstances, and (iii) if the Company is not successful in curing the circumstances, the Executive ends the Executive’s employment within 30 days following the end of the cure period in (ii).
8.Effect of Termination.
(a) All Terminations Other Than by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated under any circumstances other than a termination by the Company without Cause or by the Executive with Good Reason (including a voluntary termination by the Executive without Good Reason, a termination by the Company for Cause, or due to the Executive’s death or Disability), the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive (i) the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination and any accrued but unused vacation days through and including the effective date of such termination, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 5 hereof, and (iii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (the payments described in this sentence, the “Accrued Obligations”).
(b) Non-Change in Control Termination by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason prior to a Change in Control (as defined below) or more than twelve months following a Change in Control, the Executive shall be eligible to receive, in addition to the Accrued Obligations and subject to Exhibit A and the conditions of Section 8(d) below, the following: (i) the Company shall continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Base Salary rate for a period of nine (9) months, and (ii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, the Company shall continue to pay, for up to nine (9) months following the Executive’s termination date, the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other), unless the Company’s provision of such COBRA payments would violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply (collectively, the “Non-CIC Severance Benefits”).
(c) Change in Control Termination by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason on or within twelve months following a Change in Control, the Executive shall be eligible to receive, in addition to the Accrued Obligations and subject to Exhibit A and the conditions of Section 8(d) below, the following: (i) the Company shall pay to the Executive, in one lump sum, an aggregate amount equivalent to (x) twelve (12) months of the Executive’s then current Base Salary rate, plus (y) the Executive’s Target Bonus for the year in which the Executive’s date of termination occurs, (ii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, the Company shall continue to pay, for up to twelve (12) months following the Executive’s termination date, the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other), unless the Company’s provision of such COBRA payments would violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply, and (iii) the Company shall provide that the vesting of the Executive’s then-unvested equity awards that vest based solely on the passage of time shall be accelerated, such that all then-unvested equity awards that vest based solely on the passage of time vest and become fully exercisable or non-forfeitable as of the termination date (collectively, the “CIC Severance Benefits”).
(d) Release. As a condition of the Executive’s receipt of the Non-CIC Severance Benefits or CIC Severance Benefits, as applicable, the Executive must execute and deliver to the Company a severance and general release of claims agreement in a form to be provided by the Company (which shall include, at a minimum, a release of all releasable claims, non-disparagement, confidentiality, and cooperation obligations, a reaffirmation of the Executive’s continuing obligations to the Company under the Restrictive Covenants Agreement, and an agreement, to the extent permitted by law, not to compete with the Company for twelve (12) months following the Executive’s termination date) (the “Release”), which Release must become irrevocable within 60 days following the date of the Executive’s termination of employment (or such shorter period as may be directed by the Company). The Non-CIC Severance Benefits or CIC Severance Benefits, as applicable, will commence being paid or be paid, as applicable, in the first regular payroll cycle beginning after the Release becomes effective, provided that if the foregoing 60 day period would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Non-CIC Severance Benefits or CIC Severance Benefits, as applicable, will not begin to be paid before the first payroll cycle of the subsequent calendar year. The Executive must continue to comply with all of the Executive’s obligations under the Release in order to be eligible to receive and/or continue receiving the Non-CIC Severance Benefits or CIC Severance Benefits, as applicable.
(e) Definition of “Change in Control.” For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii): (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) the liquidation or dissolution of the Company.
9.Modified Section 280G Cutback.
(a) Notwithstanding any other provision of this Agreement, except as set forth in Section 9(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive. For purposes of this Section 9, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
(b) Notwithstanding the provisions of Section 9(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 9(b) shall be referred to as a “Section 9(b) Override.” For purposes of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.
(c) For purposes of this Section 9 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to or for the benefit of a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 9(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 9(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that the Executive agrees with the Company’s determination pursuant to the preceding sentence, or (B) that the Executive disagrees with such determination, in which case the Executive shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 9(b) Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 9, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If the Executive states in the Executive Response that the Executive agrees with the Company's determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that the Executive disagrees with the Company's determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the Commonwealth of Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 9(a) and 9(b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.
The provisions of this Section 9 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive may receive Contingent Compensation Payments.
10.Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent the Executive from entering into employment with, or carrying out the Executive’s responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.
11.Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.
To Executive:
At the address set forth in the Executive’s personnel file
To Company:
Werewolf Therapeutics, Inc.
1030 Massachusetts Ave., Suite 210
Cambridge, MA 02138
Attn: President

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 11.
12.Applicable Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within the State of California), and the Company and the Executive each consent to the jurisdiction of such a court.
13.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

14.Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney and, if the Executive has not done so, has voluntarily declined to seek such counsel. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.
15.No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
16.Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
17.Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References in this Agreement to the “Board” shall include any authorized committee thereof.
18.Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.
19.Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. For the avoidance of doubt, in the event the Executive does not commence employment on the Effective Date, this Agreement shall be null and void.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.
WEREWOLF THERAPEUTICS, INC.
By: /s/ DANIEL J. HICKLIN
    Daniel J. Hicklin
    Chief Executive Officer

EXECUTIVE:
/s/ CHULANI KARUNATILAKE
_________________________________
Chulani Karunatilake

EXHIBIT A
Payments Subject to Section 409A
1.Subject to this Exhibit A, any severance payments that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to the Executive under the Agreement, as applicable:

(a)It is intended that each installment of the severance payments provided under the Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Agreement.

(c)If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)Each installment of the severance payments due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2.The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of Section 2 of this Exhibit A, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4.The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Exhibit A) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

5.The Agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.

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